Exhibit (d)(4)

INVESTMENT SUB-ADVISORY AGREEMENT

WITH BELLE HAVEN INVESTMENTS L.P.

THIS AGREEMENT, made this _1st___ day of _April, 2007, is by and between Monetta Financial Services, Inc., a Delaware corporation (the “Adviser”), registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Belle Haven Investments L.P., registered as an investment adviser under the Advisers Act (the “Sub-Adviser”), relating to the Sub-Adviser’s services for certain portfolios of Monetta Trust (the “Company”), an open-end diversified management investment company of the series type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Adviser is the investment adviser to the Company, and the Adviser desires to retain the Sub-Adviser to furnish the Monetta Intermediate Bond Fund, a series of the Company (the “Fund”), with portfolio selection and related research and statistical services in connection with the Adviser’s investment advisory activities on behalf of the fund, and the Sub-Adviser desires to furnish such services to the Adviser;

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.

Appointment of Sub-Adviser.  In accordance with and subject to the investment advisory agreement (the “Investment Advisory Agreement”) between the Company and the Adviser, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection and related research and statistical services described herein for investment and reinvestment of the Funds’ investment assets, subject to the control and direction of the Adviser and Company's Board of Trustees, for the period and on the terms hereinafter set forth.  The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Company or the Adviser in any way or otherwise be deemed an agent of the Company or the Adviser.

2.

Services of Sub-Adviser.  The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund:

(a)

The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Trust’s Agreement and Declaration of Trust, the by-laws, the registration statement, the effective prospectus and the statement of additional information of the Company relating to the Fund (the “Fund Documents”) and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Company and by the Adviser.  Copies of the Fund Documents have been submitted to the Sub-Adviser, which acknowledges receipt and review of the Fund Documents.  The Adviser agrees to provide copies of all amendments to or restatements of the Fund Documents to the Sub-Adviser on a timely and on-going basis but in all events prior to such time as said amendments or restatements become effective. The Sub-Adviser will be entitled to rely on all such documents furnished to it by the Adviser.  Within the framework of the investment objectives, policies and restrictions of each respective Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have responsibility for making and executing investment decisions for the Funds.  In carrying out its obligations to manage the investments and reinvestments of the assets of the Funds, the Sub-Adviser shall:  (i) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund’s investment portfolio or are under consideration for inclusion therein; (ii) under the supervision of the Adviser, formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies as set forth in the Fund Documents, as amended; and (iii) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of the Sub-Adviser in accordance with applicable regulatory requirements, of orders for such purchases and sales.

(b)

In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall arrange for the transmission to the custodian for the Fund and, as directed by the Adviser, any other persons retained by the Fund on a daily basis such confirmations, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund’s investment portfolio.  The Sub-Adviser shall render such reports to the Adviser and/or to the Company’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board of Trustees may from time to time require.  The Sub-Adviser agrees that all documents and records maintained by it with respect to the Fund, are the property of the Company and will be surrendered to the Company or the Adviser upon the request of either.

(c)

The Sub-Adviser shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies of the Fund, as set forth in the Fund Documents, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Adviser shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act.

(d)

In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions.  In selecting brokers or dealers to execute such orders, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s investment research and portfolio management capability generally.

The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility.  The Sub-Adviser will conform with all applicable federal and state laws, rules and regulations, including the 1940 Act, the Advisers Act and the Insider Trading and Securities Fraud Enforcement Act of 1988 and all rules and regulations thereunder.  Further, the Sub-Adviser shall at all times keep in effect a Code of Ethics consistent with the rules and regulations under both the Advisers Act and the 1940 Act.

The Sub-Adviser will treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present or potential shareholders, including any “nonpublic personal information” as defined in Rule 3(t) of Regulation S-P, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund).

3.

 Expenses.  The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the Sub-Adviser’s office facilities, equipment and personnel used in carrying out the Sub-Adviser’s duties hereunder, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Fund.

4.

Compensation.  In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate, as outlined below, which shall be a percentage of the average net assets of the Fund.  The fee shall be accrued daily, paid monthly and shall be based on the net asset values of all of the issued and outstanding shares of the Monetta Intermediate Bond Fund, as determined as of the close of each business day pursuant to the Fund Documents.

The amount of such annual fee for the Fund is described in the schedule below:

Fund

Fee

Monetta Intermediate Bond Fund

          0.25%

5.

Effective Date, Renewal and Termination.  This Agreement shall become effective as of the date first above written and, unless otherwise terminated, shall continue for two years and from year to year thereafter so long as approved annually in accordance with the 1940 Act and the rules thereunder.  This Agreement may be terminated without penalty on sixty (60) days' written notice to the Sub-Adviser (i) by the Adviser, (ii) by vote of the Board of Trustees of the Company, or (iii) by vote of a majority of the outstanding voting securities of the Fund; or it may be terminated without penalty on sixty (60) days' written notice to the Adviser by the Sub-Adviser.  This Agreement will terminate automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement.  The terms “assignment” and “vote of majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

6.

General Provisions.

(a)

The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable.  Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians or securities depositories or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser or the Company or to its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder or a breach of its fiduciary duty.

(b)

The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser or investment sub-adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund.  Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(c)

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Company, or person otherwise affiliated with the Company (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature or to render services of any kind to any other trust corporation, firm, individual or association.

(d)

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)

Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following addresses.

The Adviser at:

1776-A South Naperville Road, Suite 100

Wheaton, Illinois 60187

Attention: Robert S. Bacarella, President

The Sub-Adviser at:

5 Greenwich Office Park

Greenwich, CT 06831

Attention: Matthew Dalton, Chief Executive Officer

(f)

Sub-Adviser agrees to notify Adviser of any change in Sub-Adviser's senior officers, portfolio managers, and directors within a reasonable time after such change.  Sub-Adviser further agrees to provide Adviser with any amendments to Parts I and II of its ADV within a reasonable time after such amendments and notify Adviser of any regulatory, civil or criminal proceedings, actions or complaints involving the Sub-Adviser or its affiliates within a reasonable time.

(g)

This Agreement may be amended in accordance with the 1940 Act.

(h)

This Agreement constitutes the entire agreement among the parties hereto.

(i)

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together, constitute only one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

BELLE HAVEN INVESTMENTS L.P.

By:  __/s/ Matthew Dalton__________

Matthew Dalton

    Chief Executive Officer

MONETTA FINANCIAL SERVICES, INC.

By:  __/s/ Robert S. Bacarella_______

Robert S. Bacarella

    President